EXHIBIT 99

     For additional information, please contact:  Mr. Charles R. Ofner
                                                  (713) 496-5000


          April  19,  1995, Houston,  Texas  ........  Reading &  Bates
     Corporation (RB-NYSE) reported a net loss of $.4 million ($.03 loss per share after preferred stock dividends of $1.2 million) for the quarter ended March 31, 1995, compared with a net loss for the quarter ended March 31, 1994 of $1.5 million ($.05 loss per share after preferred stock dividends of $1.2 million). Operating income for the quarter ended March 31, 1995 was $4.6 million on revenues of $48 million, compared to operating income for the quarter ended March 31, 1994 of $2.4 million on revenues of $42.4 million. The $2.2 million increase in operating income is primarily attributable to increased revenues as a result of increased utilization of the drilling fleet. Utilization for the quarter ended March 31, 1995 was 86% compared to 77% for the quarter ended March 31, 1994.

          Paul B. Loyd, Jr., the Company's President, Chairman and CEO, said, "As anticipated, first quarter 1995 financial results show marked improvement over 1994 results, mainly attributable to an improved contract status for the fleet. We anticipate continued recovery in the utilization rates and dayrates in both our jackup and semi fleets during 1995. This improved contract status coupled with our continued focus on the deepwater/high specification semi market should have a positive impact to our 1995 bottom line results. We certainly expect the trend to continue and the improvement in our financial performance to intensify during 1995."

          Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                      (financial highlights to follow)

                                   # # #





                              READING & BATES CORPORATION
                                    AND SUBSIDIARIES
                         CONSOLIDATED STATEMENT OF OPERATIONS
                         (in thousands except per share amounts)

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                                 1995       1994
                                              ---------  ---------
                                                  (unaudited)
OPERATING REVENUES                            $  47,975  $  42,357
                                              ---------  ---------
COSTS AND EXPENSES:
  Operating expenses                             31,911     28,625
  Depreciation and amortization                   7,433      6,920
  General and administrative                      4,081      4,415
                                              ---------  ---------
    Total costs and expenses                     43,425     39,960
                                              ---------  ---------
OPERATING INCOME                                  4,550      2,397
                                              ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense                               (3,814)    (3,113)
  Interest income                                   425        751
  Other, net                                       (210)      (392)
                                              ---------  ---------
     Total other income (expense)                (3,599)    (2,754)
                                              ---------  ---------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME
  TAX EXPENSE AND MINORITY INTEREST                 951       (357)

INCOME TAX EXPENSE                                1,163        908

MINORITY INTEREST                                  (157)      (226)
                                              ---------  ---------
NET LOSS                                           (369)    (1,491)

DIVIDEND ON PREFERRED STOCK                       1,215      1,215
                                              ---------  ---------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS    $  (1,584) $  (2,706)
                                              =========  =========
NET LOSS PER COMMON SHARE                     $    (.03) $    (.05)
                                              =========  =========
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING                   59,713     55,489
                                              =========  =========









                        READING & BATES CORPORATION
                             AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEET
                              (in thousands)
                                (unaudited)

                                          3/31/95          12/31/94
                                        -----------      -----------
ASSETS:
  Cash and cash equivalents             $    23,057      $    42,319
  Other current assets                       59,014           49,841
  Net property and equipment                487,393          490,319
  Other assets                                4,051            3,584
                                        -----------      -----------
TOTAL ASSETS                            $   573,515      $   586,063
                                        ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                   $    85,531      $    92,062
  Long-term obligations                      76,553           81,937
  Other noncurrent liabilities               46,639           46,033
  Minority interest                          43,958           43,871
  Stockholders' equity                      320,834          322,160
                                        -----------      -----------
TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY             $   573,515      $   586,063
                                        ===========      ===========